Exhibit 1.11

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

Leading Global Snack Manufacturer to Implement CDC Software’s CDC Factory Solution To Help
Meet Increased Demand for Snacks As Part of Trend in the Global Recession

HONG KONG, ATLANTA, March 30, 2009 — CDC Software, a wholly-owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today that Intersnack, a leading global snack manufacturer, is expected to implement CDC Factory, a manufacturing operations management and enterprise manufacturing intelligence solution, at its two plants in the Netherlands to help increase capacity, improve efficiency, reduce costs and further strengthen the company’s Lean manufacturing initiatives.

With the global recession continuing, Intersnack is finding consumers increasing their in-home snack consumption. As a result, Intersnack expects that CDC Factory will help them take advantage of this increased demand without making costly additional capital expenditures.

Intersnack is expected to implement CDC Factory at its Doetinchem and Hardinxveld plants in the Netherlands. The food manufacturer also plans to use CDC Factory as a platform to standardize its daily work control practices, as well as its successful Lean manufacturing practices already in place, which is expected to further improve employee productivity with its hourly workforce. As part of the CDC Factory Profit Audit, a CDC Software service that identifies specific financial opportunities and improvement targets for a plant before implementation begins, it was estimated that Intersnack could potentially improve overall plant efficiency by approximately 10 percent annually after completion of its implementation of CDC Factory.

Arjan Lammers, managing director of Operations of Intersnack NL, commented, “Our immediate challenge is to meet the rising consumer demand for our in-home products while offsetting price pressure. As a pre-packaged solution, CDC Factory comes with real-time intelligence and built-in action and review cycles that means our workforce is expected to be able to drive significant improvements immediately. The “Factory Profit Audit” undertaken by the CDC Software team, established a very specific performance target for each site and set a clear implementation roadmap that should enable us to begin delivering financial benefits within about 12 weeks from project commencement. I fully expect to realize substantial efficiency savings within months of starting the project.“

About Intersnack
Recognized as one of the top 50 global food producers, Intersnack Group is the result of a combination of Intersnack Knabber-Gebäck GmbH & Co. KG and The Nut Company.

This new formed (2008) pan-European group manufactures snacks in the following product categories: nuts, potato crisps, prefabricated chips, sheeted snacks, extruded and pellet products as well as crackers and pretzels. The highest level of quality based on know-how and modern technology is important for all manufacturing processes.

Consumer-orientated innovations, top quality, a wide range of shapes and flavors are also the mainstays of Intersnack’s success for further international growth.

About CDC Factory
CDC Factory is the first software solution to combine the power of Manufacturing Operations Management and Enterprise Manufacturing Intelligence into a packaged solution designed to cut production costs. It makes action unavoidable for a manufacturer’s plant workforce, as well as the executive management.

Utilizing real-time plant metrics such as Overall Equipment Effectiveness (OEE) and cost per unit, CDC Factory provides a real-time framework that unites scheduling, operations, quality and maintenance and delivers substantial performance improvements. For more information, visit: www.cdcfactory.com

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management, warehouse management and order management), e-M-POWER (discrete manufacturing) Pivotal CRM and Saratoga CRM (customer relationship management), CDC MarketFirst (marketing automation and lead management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources), and business analytics solutions.

These industry-specific solutions are used by customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit http://www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to beliefs and expectations about CDC Factory and its features and benefits, beliefs regarding the implementation of CDC Factory at Intersnack, our and our customers’ expectations and beliefs regarding our products, their functionality and their potential benefits and utility, beliefs regarding trends in consumer preferences, our expectations regarding the use of our products, expectations regarding the timing of implementation of CDC factory and the realization of savings and other benefits there from, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the process manufacturing industry; the continued ability of CDC Factory solutions to address market requirements,; and the development of new functionalities which would allow process manufacturers to compete more effectively and changes in the type of information required to compete in the process manufacturing industry. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report on Form 20-F for the year ended December 31, 2007, originally filed with the SEC on June 30, 2008, and amended on September 15, 2008. Results will vary by user and are based upon specific facts and circumstances. Results will vary from customer to customer and are based upon individual facts and circumstances. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.